Exhibit 99.1

Mistras Group, Inc. Reaffirms Expected 2017 Results and Sets Initial 2018 Outlook

MISTRAS Group, Inc., January 17, 2018 4:01 PM
PRINCETON JUNCTION, N.J., January 17, 2018 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, today reaffirmed its expectation for 2017 results and set its initial outlook for 2018.

Expectations for 2017 Results

•	North American market conditions continued to show improvement, and fall 2017 turnaround activity was improved over low comparable levels in the fall of 2016;

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On the basis of strong fourth quarter performance, driven primarily by its Services segment, the Company reaffirms its earlier fiscal year 2017 revenue guidance of from $675 to $700 million and Adjusted EBITDA guidance of from $66 million to $70 million.

The reaffirmed guidance above is based upon management’s initial review of its operating results for the fourth quarter of 2017 and is subject to change based on the completion of the Company’s year-end financial reporting process.
Initial Expectations for 2018
The Company has previously reported results for its Services segment both inclusive and exclusive of results pertaining to a previously identified challenged region which is dominated by a large customer contract (the Challenged Region). The Company was recently notified that its large customer within the Challenged Region plans to discontinue using the Company’s services in Q2 of 2018, despite the Company’s solid execution for this customer in 2017 as well as over the life of the contract.
Revenues
The Company expects revenues for this specific customer within its Challenged Region to be reduced by approximately $40 million in 2018. However, the Company further expects that its consolidated revenues will increase on a net basis in 2018, inclusive of this reduction. The Company expects it will achieve double digit increases in revenues in its International and

Products and Systems segments, as well as in its Services segment, exclusive of the Challenged Region. The Company expects the following factors to drive this revenue growth:

•	Market share gains with new customers;

•	Increased volume with existing customers;

•	Incremental revenues from recent acquisitions; and

•	Foreign exchange impact related to weakness in the US dollar

Profitability and Free Cash Flow
Although the loss of the large contract in the Challenged Region will have an adverse impact upon the Company’s results, the Company expects that its consolidated operating income and adjusted EBITDA will experience a significant net increase in 2018, driven by the same factors listed above, as well as by the beneficial impact of the Company’s 2017 cost reduction program. The Company further expects that its margin of Adjusted EBITDA to revenues will increase by more than 100 basis points, and that it will generate more than $50 million of free cash flow (defined as net cash provided by operating activities, less capital expenditures) in 2018.

Concerning the loss of this large contract, Chief Executive Officer Dennis Bertolotti stated, "We were extremely disappointed to have our customer tell us it was changing service providers even though we helped them achieve cost savings while meeting customer production and safety goals. We have considered this particular region to be challenged because it is dominated by this large customer, who has publicly stated that it is losing money in this region and facing tremendous cost pressures. Because the Company’s workforce on this contract is the Company’s only unionized workforce of size within the United States, we do not believe this situation is representative of our broader business and we do not expect this type of situation to reoccur.”

Regarding the Company’s outlook for 2018, Mr. Bertolotti stated, “We feel very good about our overall business. Market dynamics are improving and petroleum prices are increasing as well. The spring turnaround season looks promising for many of our customers, especially compared with reduced spending levels that occurred in the spring of 2017. We expect double digit growth across each of our segments, excluding the impact of the Challenged Region, and I am excited about our prospects.”

Conference Call

In connection with this release, Mistras will hold a conference call on January 18, 2018 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 5239037 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.
Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.
Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.